Exhibit 99.1

United Rentals, Inc. 100 First Stamford Place Suite 700 Stamford, CT 06902 Telephone: 203 622 3131 Fax: 203 622 6080

United Rentals Names Larry De Shon to Board of Directors

STAMFORD, Conn. – August 11, 2021 — United Rentals, Inc. (NYSE: URI) today announced that Larry De Shon has joined the company’s board of directors, effective immediately. His appointment expands the composition of the board to 12 members, of which 10 are independent directors.

Michael Kneeland, chairman of United Rentals, said, “Larry De Shon is a strong addition to our board. He’s an innovative thinker whose credentials are directly relevant to United Rentals’ strategy and business model — critical, service-intensive solutions delivered at scale, with diverse customer markets. I’m delighted to welcome Larry as an independent director.”

Mr. De Shon’s career spans more than 40 years in transportation services, most recently as president and chief executive officer of Avis Budget Group, Inc. until his retirement in 2019. Earlier, he served as president of Avis Budget Group International, among other positions, with oversight of the Avis, Budget, Zipcar, Payless, Maggiore and Apex brands in Europe, the Middle East, Africa, Asia, Australia and New Zealand. Prior to Avis, he served in various executive roles during 28 years with UAL Corporation (now United Continental Holdings, Inc.), where he led United Airlines’ global airport operations, including safety, customer service, logistics, product development and internal communications. In addition to United Rentals, Mr. De Shon serves as a director on the boards of The Hartford Financial Services Group, Inc. and Air New Zealand Limited. He holds degrees in communications and sociology from the University of Missouri.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,275 rental locations in North America, 11 in Europe, 28 in Australia and 18 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 19,900 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 4,200 classes of equipment for rent with a total original cost of $15.06 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

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Contact:

Ted Grace

(203) 618-7122

Cell: (203) 399-8951

tgrace@ur.com